Exhibit 99.1

Contact:
invest@albemarle.com	1.980.308.6194

Albemarle Reports Third Quarter 2026 Results

CHARLOTTE, N.C. – November 4, 2026 - Albemarle Corporation (NYSE: ALB), a global leader in providing essential elements for mobility, energy, connectivity and health, today announced its results for the third quarter ended September 30, 2026.
Third Quarter 2026 and Recent Highlights
(Unless otherwise stated, all percentage changes represent year-over-year comparisons and do not exclude the prior-period results of Ketjen’s refining catalyst solutions business in which the company sold a 51% stake on March 2, 2026)
•Net sales of $1.6 billion, up 19% due to higher pricing in Energy Storage (+68%) and higher pricing and volumes in Specialties (price +10%, volume +3%).
•Net income of $297 million, or $2.15 per diluted share attributable to common shareholders; Adjusted net income(a) of $354 million, or $2.58 per diluted share attributable to common shareholders which primarily excludes restructuring and other related charges.
•Adjusted EBITDA(a) of $646 million; up 186% due primarily to higher pricing in Energy Storage, increased pricing and volumes in Specialties and cost and productivity improvements.
•Cash from operating activities of $406 million and free cash flow of $325 million(a). Operating cash flow conversion of 63%(a), supported by a cash dividend from the Talison joint venture which partly offset timing of working capital changes.
•Delivered more than $150 million in year-to-date run-rate cost and productivity improvements, achieving the high end of our full-year target.
•Talison’s Chemical Grade Plant 3 (CGP3) achieved 30-days of nameplate performance in September.
•Improving full-year 2026 outlook considerations including:
◦Specialties adjusted EBITDA of $350-$375 million (up from $275-$325 million), in part driven by ongoing cost and productivity improvements.
◦Reducing full-year capital expenditure forecast to $300-$350 million (down from approximately $500 million), reflecting continued benefits from our focused capital efficiency improvements, as well as resequencing of some early-stage projects.
(a)    See Non-GAAP Reconciliations for further details.

“Albemarle delivered another solid quarter, reflecting disciplined execution across the enterprise,” said Kent Masters, Chairman and CEO. “In Specialties, improved pricing and sustained progress on cost and productivity initiatives support an additional increased outlook for the year. Global lithium demand is up 48% year-to-date though August, driven by both electric vehicles and energy storage, reinforcing our confidence in the long-term outlook for the industry. We will continue to prioritize high-return organic growth by leveraging our advantaged resource base, capital spending efficiency, and financial flexibility.”

Third Quarter 2026 Results

In millions, except per share amounts	Q3 2026	Q3 2025	Change	% Change
Net sales	$1,553.1	$1,307.8	$245.3	18.8%
Net income (loss) attributable to Albemarle Corporation	$296.8	$(160.7)	$457.4	NM
Adjusted EBITDA(a)	$645.5	$225.6	$419.9	186.1%
Diluted income (loss) per share attributable to common shareholders	$2.15	$(1.72)	$3.87	NM
Non-operating pension and OPEB items(a)	0.01	—
Non-recurring and other unusual items(a)	0.41	1.53
Adjusted diluted income (loss) per share attributable to common shareholders(a)(b)	$2.58	$(0.19)	$2.77	NM
(a)    See Non-GAAP Reconciliations for further details.
(b)    Totals may not add due to rounding.

Net sales for the third quarter of 2026 were $1.6 billion, up 19%, driven primarily by higher prices in both Energy Storage and Specialties and volume growth in Specialties. Adjusted EBITDA of $646 million increased by $420 million from the prior-year quarter, primarily due to higher net sales and ongoing cost and productivity improvements.

Net income attributable to Albemarle of $297 million increased year over year by $457 million. The effective income tax rate for the third quarter of 2026 was 16.4% or 5.8% on an adjusted basis due to geographic income mix.

Energy Storage Results

In millions	Q3 2026	Q3 2025	Change	% Change
Net Sales	$1,118.8	$708.8	$410.0	57.9%
Sales Volume (kT LCE)(a)	56	69	(13)	(18.8)%
Avg. Realized Price ($/kg LCE)(a)	$20.02	$10.28	$9.74	94.7%
Adjusted EBITDA	$559.8	$124.1	$435.7	351.2%
(a) Includes aggregated salts and spodumene sales on a lithium carbonate equivalent (LCE) basis.

Energy Storage net sales for the third quarter of 2026 were $1.1 billion, an increase of $410 million, or 58%, due to higher pricing. Adjusted EBITDA of $560 million increased $436 million, or 351%, primarily due to improved lithium pricing and partially offset by higher price spodumene inventory processed in the quarter and increased Chilean commissions. Sales volume declined year-over-year primarily due to timing events in the prior-year period, including inventory destocking and higher-than-usual spodumene shipments, which led to the third quarter of 2025 being the segment’s record highest volume quarter on a lithium carbonate equivalent (LCE) basis.

Specialties Results

In millions	Q3 2026	Q3 2025	Change	% Change
Net Sales	$388.6	$345.0	$43.7	12.7%
Adjusted EBITDA	$98.7	$75.5	$23.2	30.7%

Specialties net sales for the third quarter of 2026 were $389 million, an increase of $44 million, or 13%, primarily due to higher pricing (+10%) and volumes (+3%). Adjusted EBITDA of $99 million increased $23 million, or 31%, primarily due to higher volumes and favorable pricing in bromine and derivatives, along with continued productivity improvements and proactive management of cost escalations driven by the conflict in the Middle East. Additionally, the Jordan Bromine Company (JBC) joint venture achieved record quarterly production.

2026 Outlook Considerations

Total Corporate Outlook Considerations
The table below reflects expected outcomes for the total company based on recently observed lithium market price scenarios. Outlook ranges for each scenario are based on variation in sales volume and product mix. Energy Storage production volumes are expected to increase year over year. Sales volumes are expected to be in the range of 225 to 235 kilotons lithium carbonate equivalent, as increased Wodgina volumes partially offset a delay in the Talison CGP3 ramp due to a fire that occurred on June 9. All three scenarios assume flat market pricing flowing through Energy Storage’s current contract book which includes approximately 40% of salts volume (or one-third of total volumes) on long-term agreements. Scenarios also assume that spodumene pricing averages 10% of the lithium carbonate equivalent (LCE) price, while other costs are assumed to be constant.

Total Corporate FY 2026E
Observed market price case(a)	FY 2025 avg.	Q1 2026 avg.	2021-2025 avg.
Average lithium market price ($/kg LCE)(a)	~$10	~$20	~$30
Net sales	$4.1 - $4.3 billion	$5.7 - $6.0 billion	$7.5 - $7.8 billion
Adjusted EBITDA(b)	$0.9 - $1.0 billion	$2.4 - $2.6 billion	$4.2 - $4.4 billion

(a)    Price represents blend of relevant market pricing including spot and regional indices for the periods referenced.
(b)    The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. See “Additional Information Regarding Non-GAAP Measures” for more information.

Energy Storage Market Price Scenarios

Fourth quarter 2026 net sales and adjusted EBITDA are expected to decrease sequentially due to lower market pricing with steady sales volumes. Fourth-quarter margins are expected to decrease sequentially due to consumption of higher-cost spodumene inventory purchased in prior periods.

Energy Storage FY 2026E
Observed market price case(a)	FY 2025 avg.	Q1 2026 avg.	2021-2025 avg.
Average lithium market price ($/kg LCE)(a)	~$10	~$20	~$30
Net sales	$2.5 - $2.6 billion	$4.0 - $4.2 billion	$5.9 - $6.1 billion
Adjusted EBITDA	$0.7 - $0.8 billion	$2.1 - $2.3 billion	$3.9 - $4.1 billion
Equity in net income of unconsolidated investments (net of tax)(b)	$0.2 - $0.3 billion	$0.6 - $0.7 billion	$1.0 - $1.1 billion

(a)    Price represents blend of relevant market pricing including spot and regional indices for the periods referenced.
(b)    Included in adjusted EBITDA on a pre-tax basis.

Specialties Outlook Considerations
Specialties adjusted EBITDA outlook is improved as strong year-to-date performance, primarily driven by cost and productivity improvements, more than offset supply chain related cost escalation due to the conflict in the Middle East. Our outlook continues to reflect modest volume growth in key end markets led by semiconductors, oil and gas, flame retardants and pharmaceuticals and steady year-to-date demand in automotive and petrochemical markets. Fourth quarter outlook assumes steady demand in the bromine market and the impact of the ongoing situation in the Middle East.

Specialties FY 2026E
Specialties net sales	$1.4 - $1.6 billion
Specialties adjusted EBITDA	$350 - $375 million

Other Corporate Outlook Considerations
Albemarle now expects its full-year 2026 capital expenditures to be $300-$350 million, reflecting continued benefits from our focused capital efficiency improvements as well as resequencing of some early-stage project spend.

Following the sale of a controlling stake in Ketjen’s refining catalyst solutions business, announced on March 2, 2026, the refining catalyst business earnings are now classified as equity income and included in Corporate, as are the results of the retained Performance Catalyst Solutions (PCS) business. The adjusted EBITDA and equity income contributions from these businesses are expected to be immaterial post transaction.

Other Corporate FY 2026E
Capital expenditures	$300 - $350 million
Depreciation and amortization	$660 - $680 million
Adjusted effective tax rate(a)	(50)% - 30%
Corporate adjusted EBITDA (incl. FX, Ketjen equity income & PCS)	($20) - $20 million
Interest and financing expenses	$120 - $140 million
Weighted-average common shares outstanding (diluted)(b)	~136 million
(a)    Adjusted effective tax rate dependent on lithium market prices and geographic income mix
(b)    Diluted weighted-average common shares outstanding amount assumes the conversion of preferred stock and the net income attributable to common shareholders will not be reduced by mandatory convertible preferred stock dividends. If the reduction of mandatory convertible preferred stock dividends results in a more dilutive earnings per share, the diluted weighted-average common shares outstanding will not assume conversion of the preferred stock.

Cash Flow and Capital Deployment
Cash from operations of $1.5 billion in the first nine months of 2026 increased $568 million compared to the prior-year period. Year-to-date operating cash flow conversion is 67% as of September 30, 2026. Capital expenditures of $251 million in the first nine months of 2026 decreased by $184 million versus the prior-year period. As of September 30, 2026, Albemarle has delivered free cash flow of $1.2 billion year-to-date.

Balance Sheet and Liquidity
As of September 30, 2026, Albemarle had estimated liquidity of approximately $3.4 billion, including $1.8 billion of cash and cash equivalents, $1.5 billion available under our revolver and $79 million available under other credit lines. Total debt was $1.9 billion, representing a net debt to adjusted EBITDA ratio (as defined in our credit agreement) of approximately 0.3(a).
(a)    See Non-GAAP Reconciliations for further details.
Earnings Call

Date:	Thurs., November 5, 2026
Time:	8:00 AM Eastern time
Dial-in (U.S.):	1-800-590-8290
Dial-in (International):	1-240-690-8800
Conference ID:	ALBQ3

The company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle
Albemarle Corporation (NYSE: ALB) is a world leader in transforming essential resources into critical ingredients for mobility, energy, connectivity and health. We partner to pioneer new ways to move, power, connect and protect with people and planet in mind. A reliable and high-quality global supply of lithium and bromine allows us to deliver advanced solutions for our customers. Learn more about how the people of Albemarle are enabling a more resilient world at Albemarle.com.

Albemarle regularly posts information to Albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, U.S. Securities and Exchange Commission filings and other information regarding the company, its businesses and the markets it serves.

Forward-Looking Statements
This press release contains statements concerning our expectations, anticipations and beliefs regarding the future, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties, often contain words such as “ambition,” “anticipate,” “believe,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “may,” “outlook,” “scenario,” “should,” “would,” and “will.” Forward-looking statements may include statements regarding: our 2026 company and segment outlooks, including expected market pricing of lithium carbonate equivalent and spodumene and other underlying assumptions and outlook consideration; plans and expectations regarding customer demand and sales; production impacts; financial flexibility and optionality; expected or actual market pricing of lithium, spodumene, bromine, and lithium specialties (“Company Products”); supply and demand for Company Products; drivers of long-term demand and growth; other underlying assumptions and outlook considerations; expected capital allocation and expenditure amounts and the corresponding impact on cash flow; expected impact of tariffs and other trade restrictions; long-term targets for operating cash flow conversion and other financial metrics; plans and expectations regarding other mining interests, resources, reserves, projects and activities, compound annual growth rate, cost reductions, conversion network optimization, margin improvement, accounting charges, and all other information relating to matters that are not historical facts. Factors that could cause Albemarle’s actual results to differ materially from the outlook expressed or implied in any forward-looking statement include: changes in economic and business conditions; changes in trade policies and tariffs; and the financial and operating performance of customers; timing and magnitude of customer orders; fluctuations in market pricing of lithium carbonate equivalent and spodumene; potential production volume shortfalls; increased competition and pressure to renegotiate contract terms; changes in product or conversion demand; availability and cost of raw materials and energy; technological change and development; fluctuations in foreign currencies; changes in laws and government regulation; regulatory actions, proceedings, claims or litigation; cyber-security breaches, terrorist attacks, industrial accidents or natural disasters; risks related to the integration of artificial intelligence technologies into our operations; geopolitical conflicts and political unrest affecting global trade; the global economy and clean energy initiatives; our ability to retain key personnel and attract new skilled personnel changes in inflation or interest rates; volatility and uncertainties in the debt and equity markets; acquisition and divestiture transactions; timing and success of projects; expected benefits and expenses from new operating structure and asset optimization activities; performance of Albemarle’s partners in joint ventures and other projects; changes in credit ratings; impacts of the situations in the Middle East, the tensions between China and Taiwan and the military conflict between Russia and Ukraine, and the related global responses; and the other factors detailed from time to time in the reports Albemarle files with the SEC, including those described under “Risk Factors” in Albemarle’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, which are filed with the SEC and available on the investor section of Albemarle’s website (investors.albemarle.com) and on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this press release. Albemarle assumes no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income (Loss)
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net sales	$1,553,097	$1,307,829	$4,725,141	$3,714,702
Cost of goods sold	1,252,373	1,190,219	3,333,150	3,243,917
Gross profit	300,724	117,610	1,391,991	470,785
Selling, general and administrative expenses	136,353	138,577	400,112	394,536
Goodwill impairment charges	—	181,070	—	181,070
Restructuring charges and asset write-offs	8,038	2,275	41,241	5,660
Research and development expenses	8,173	12,674	21,010	39,217
Loss on sale of business	—	—	95,018	—
Operating income (loss)	148,160	(216,986)	834,610	(149,698)
Interest and financing expenses	(27,803)	(50,959)	(91,848)	(149,875)
Other income, net	12,861	28,799	86,300	32,490
Income (loss) before income taxes and equity in net income of unconsolidated investments	133,218	(239,146)	829,062	(267,083)
Income tax expense (benefit)	21,900	(30,565)	137,413	(449)
Income (loss) before equity in net income of unconsolidated investments	111,318	(208,581)	691,649	(266,634)
Equity in net income of unconsolidated investments (net of tax)	205,350	60,640	453,207	203,184
Net income (loss)	316,668	(147,941)	1,144,856	(63,450)
Net income attributable to noncontrolling interests	(19,913)	(12,753)	(49,051)	(32,999)
Net income (loss) attributable to Albemarle Corporation	296,755	(160,694)	1,095,805	(96,449)
Mandatory convertible preferred stock dividends	(41,683)	(41,688)	(125,058)	(125,063)
Net income (loss) attributable to Albemarle Corporation common shareholders	$255,072	$(202,382)	$970,747	$(221,512)
Basic earnings (loss) per share attributable to common shareholders	$2.16	$(1.72)	$8.23	$(1.88)
Diluted earnings (loss) per share attributable to common shareholders	$2.15	$(1.72)	$8.03	$(1.88)

Weighted-average common shares outstanding – basic	118,008	117,685	117,941	117,651
Weighted-average common shares outstanding – diluted	118,544	117,685	136,492	117,651

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	September 30,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$1,845,999	$1,618,001
Trade accounts receivable	606,375	593,502
Other accounts receivable	145,065	105,110
Inventories	1,392,595	1,179,271
Other current assets	242,729	140,440
Current assets held for sale	—	371,815
Total current assets	4,232,763	4,008,139
Property, plant and equipment	11,979,325	11,768,840
Less accumulated depreciation and amortization	3,595,344	3,156,429
Net property, plant and equipment	8,383,981	8,612,411
Investments	1,084,557	900,926
Other assets	698,181	647,185
Goodwill	1,485,728	1,499,657
Other intangibles, net of amortization	198,105	214,233
Noncurrent assets held for sale	—	491,660
Total assets	$16,083,315	$16,374,211
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable to third parties	$684,046	$779,160
Accounts payable to related parties	330,110	134,369
Accrued expenses	530,903	521,831
Current portion of long-term debt	74,602	74,077
Dividends payable	62,134	61,387
Income taxes payable	124,260	35,467
Current liabilities held for sale	—	191,753
Total current liabilities	1,806,055	1,798,044
Long-term debt	1,806,750	3,119,464
Postretirement benefits	45,326	44,744
Pension benefits	104,655	117,361
Other noncurrent liabilities	1,138,299	1,084,892
Deferred income taxes	362,201	368,275
Noncurrent liabilities held for sale	—	59,970
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,180	1,178
Mandatory convertible preferred stock	2,235,105	2,235,105
Additional paid-in capital	3,058,640	3,018,213
Accumulated other comprehensive loss	(193,863)	(334,807)
Retained earnings	5,440,508	4,613,676
Total Albemarle Corporation shareholders’ equity	10,541,570	9,533,365
Noncontrolling interests	278,459	248,096
Total equity	10,820,029	9,781,461
Total liabilities and equity	$16,083,315	$16,374,211

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash and cash equivalents at beginning of year	$1,618,001	$1,192,230
Cash flows from operating activities:
Net income (loss)	1,144,856	(63,450)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	482,010	494,968
Non-cash goodwill impairment charges	—	181,070
Loss on sale of business	95,018	—
Gain on sale of equity investment	(42,300)	—
Stock-based compensation and other	24,220	28,048
Equity in net income of unconsolidated investments (net of tax)	(453,207)	(203,184)
Dividends received from unconsolidated investments and nonmarketable securities	368,414	89,048
Pension and postretirement expense	7,901	5,361
Pension and postretirement contributions	(18,534)	(15,849)
Unrealized loss (gain) on investments in marketable securities	4,739	(4,955)
Gain on early extinguishment of debt	(12,543)	—
Deferred income taxes	(30,031)	10,316
Working capital changes	(135,859)	46,478
Noncurrent liability changes and other, net	27,353	325,931
Net cash provided by operating activities	1,462,037	893,782
Cash flows from investing activities:
Capital expenditures	(250,781)	(434,416)
Proceeds from sale of businesses, net of cash sold	525,156	—
Proceeds from sale of property and equipment	—	25,651
Proceeds from sale of investments	123,270	—
Proceeds from sale of available for sale debt securities	—	288,000
(Payments) proceeds from settlement of foreign currency forward contracts, net	(24,526)	144,540
Sales of marketable securities, net	2,008	7,038
Investments in equity investments and nonmarketable securities	(178)	(180)
Net cash provided by investing activities	374,949	30,633
Cash flows from financing activities:
Repayments of long-term debt and credit agreements	(1,331,231)	(47,947)
Proceeds from borrowings of long-term debt and credit agreements	53,032	38,332
Other debt repayments, net	(13,394)	(3,694)
Fees related to early extinguishment of debt	(1,686)	—
Dividends paid to common shareholders	(143,160)	(142,899)
Dividends paid to mandatory convertible preferred shareholders	(125,058)	(125,063)
Dividends paid to noncontrolling interests	(56,069)	(18,169)
Proceeds from exercise of stock options	19,635	1,494
Withholding taxes paid on stock-based compensation award distributions	(4,501)	(3,170)
Other	(438)	(55)
Net cash used in financing activities	(1,602,870)	(301,171)
Net effect of foreign exchange on cash and cash equivalents	(6,118)	116,284
Increase in cash and cash equivalents	227,998	739,528
Cash and cash equivalents at end of period	$1,845,999	$1,931,758

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net sales:
Energy Storage	$1,118,795	$708,755	$3,286,644	$1,950,976
Specialties	388,611	344,960	1,170,508	1,017,534
Total segment net sales	1,507,406	1,053,715	4,457,152	2,968,510
Corporate and all other	45,691	254,114	267,989	746,192
Total net sales	$1,553,097	$1,307,829	$4,725,141	$3,714,702

Adjusted EBITDA:
Energy Storage	$559,806	$124,077	$1,834,619	$530,157
Specialties	98,729	75,544	292,578	207,187
Total segment adjusted EBITDA	658,535	199,621	2,127,197	737,344
Corporate and all other	(13,025)	26,009	40,224	91,905
Total adjusted EBITDA	$645,510	$225,630	$2,167,421	$829,249

See accompanying non-GAAP reconciliations below.

Additional Information Regarding Non-GAAP Measures

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted net income (loss) attributable to Albemarle Corporation common shareholders, adjusted diluted income (loss) per share attributable to common shareholders, non-operating pension and other post-employment benefit (“OPEB”) items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA (on a consolidated basis), EBITDA margin, adjusted EBITDA margin, operating cash flow conversion and net debt to adjusted EBITDA ratio are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income (loss) attributable to Albemarle Corporation (“earnings”) or other comparable measures calculated and reported in accordance with GAAP. These measures are presented here to provide additional useful measurements to review the company’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. The company’s chief operating decision maker uses these measures to assess the ongoing performance of the company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that Albemarle uses to evaluate its operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, adjusted net income (loss) attributable to Albemarle Corporation common shareholders, EBITDA and adjusted EBITDA (on a consolidated basis), which are non-GAAP financial measures, to Net income (loss) attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted net income attributable to Albemarle Corporation is defined as net income (loss) attributable to Albemarle Corporation before the non-recurring, other unusual and non-operating pension and other post-employment benefit (OPEB) items as listed below. The non-recurring and unusual items may include acquisition and integration related costs, gains or losses on sales of businesses, restructuring charges, facility divestiture charges, certain litigation and arbitration costs and charges, and other significant non-recurring items. Adjusted net income (loss) attributable to Albemarle Corporation common stockholders is defined as adjusted net income attributable to Albemarle Corporation after consideration (or impact) of mandatory convertible preferred stock dividends. EBITDA is defined as net income (loss) attributable to Albemarle Corporation before interest and financing expenses, income tax expense (benefit), and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus or minus the proportionate share of Windfield Holdings income tax expense, non-recurring and other unusual items, and non-operating pension and OPEB items as listed below.

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2026		2025		2026		2025
In thousands, except percentages and per share amounts	$	% of net sales	$	% of net sales	$	% of net sales	$	% of net sales
Net income (loss) attributable to Albemarle Corporation	$296,755		$(160,694)		$1,095,805		$(96,449)
Add back:
Non-operating pension and OPEB items (net of tax)	782		189		2,379		483
Non-recurring and other unusual items (net of tax)	56,075		180,025		168,020		190,533
Adjusted net income attributable to Albemarle Corporation	353,612		19,520		1,266,204		94,567
Mandatory convertible preferred stock dividends(a)	—		(41,688)		—		(125,063)
Adjusted net income (loss) attributable to Albemarle Corporation common shareholders	$353,612		$(22,168)		$1,266,204		$(30,496)

Adjusted diluted income (loss) per share attributable to common shareholders	$2.58		$(0.19)		$9.28		$(0.26)

Adjusted weighted-average common shares outstanding – diluted(a)	137,135		117,685		136,492		117,651

Net income (loss) attributable to Albemarle Corporation	$296,755	19.1%	$(160,694)	(12.3)%	$1,095,805	23.2%	$(96,449)	(2.6)%
Add back:
Interest and financing expenses	27,803	1.8%	50,959	3.9%	91,848	1.9%	149,875	4.0%
Income tax expense (benefit)	21,900	1.4%	(30,565)	(2.3)%	137,413	2.9%	(449)	—%
Depreciation and amortization	168,404	10.8%	164,483	12.6%	482,010	10.2%	494,968	13.3%
EBITDA	514,862	33.2%	24,183	1.8%	1,807,076	38.2%	547,945	14.8%
Proportionate share of Windfield income tax expense	85,403	5.5%	20,023	1.5%	197,703	4.2%	78,499	2.1%
Non-operating pension and OPEB items	1,078	0.1%	367	—%	3,279	0.1%	978	—%
Non-recurring and other unusual items	44,167	2.8%	181,057	13.8%	159,363	3.4%	201,827	5.4%
Adjusted EBITDA	$645,510	41.6%	$225,630	17.3%	$2,167,421	45.9%	$829,249	22.3%

Net sales	$1,553,097		$1,307,829		$4,725,141		$3,714,702

(a) Calculation of adjusted diluted income (loss) per share attributable to common shareholders for the three and nine months ended September 30, 2026 excludes $41.7 million and $125.1 million, respectively, of mandatory convertible preferred stock dividends and includes the assumed conversion of preferred stock into the diluted shares outstanding, as this results in the more dilutive per share result.

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to Albemarle’s operating segments and are included in the Corporate and all other category. In addition, the company believes that these components of pension cost are mainly driven by market performance, and the company manages these separately from the operational performance of the company’s businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other income, net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Interest cost	$8,975	$8,976	$27,010	$26,710
Expected return on assets	(7,897)	(8,609)	(23,731)	(25,732)
Total	$1,078	$367	$3,279	$978

In addition to the non-operating pension and OPEB items disclosed above, the company has identified certain other items and excluded them from Albemarle’s adjusted net income (loss) calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Restructuring charges and asset write-offs(1)	$0.06	$0.02	$0.30	$0.03
Strategic cost savings initiative(2)	0.08	—	0.22	—
Goodwill impairment charges(3)	—	1.49	—	1.49
Acquisition and integration related costs(4)	0.03	0.01	0.04	0.03
Loss on sale of business/equity investment, net(5)	—	—	0.39	—
Gain on early extinguishment of debt(6)	—	—	(0.09)	—
Loss (gain) in fair value of public equity securities(7)	0.06	(0.05)	0.05	(0.02)
Other(8)	0.07	0.03	0.13	0.07
Tax related items(9)	0.11	0.03	0.19	0.02
Total non-recurring and other unusual items	$0.41	$1.53	$1.23	$1.62

(1)In 2026, the Company announced it would place Kemerton Train 1 into care and maintenance. As a result, and in addition to other previously announced restructuring actions, the Company recorded charges of $8.0 million and $41.2 million in Restructuring charges and asset write-offs for the three and nine months ended September 30, 2026, respectively. Due to the impact of valuation allowances, this resulted in total after-tax charges of $8.0 million and $41.4 million, or $0.06 and $0.30 per share, for the three and nine months ended September 30, 2026, respectively. The three and nine months ended September 30, 2025 included certain restructuring costs and adjustments to previously recorded costs related to restructuring actions originally entered into in 2024. As a result, the Company recorded charges of $2.3 million and $5.7 million in Restructuring charges and asset write-offs, respectively, and a loss of $0.1 million in Other income, net for the nine months ended September 30, 2025. Due to the impact of valuation allowances, this resulted in total after-tax gains of $2.2 million and $3.0 million, or $0.02 and $0.03 per share, for the three and nine months ended September 30, 2025, respectively.

(2)Primarily costs related to consulting fees for a project associated with the Company’s strategic cost savings initiative, recorded in Selling, general and administrative expenses for the three months and nine months ended September 30, 2026 were $11.6 million and $30.6 million ($0.08 and $0.22 per share, with no income tax effect due to the impact of valuation allowances), respectively.

(3)Non-cash goodwill impairment charge of $181.1 million ($175.7 million or $1.49 per share after income tax expense) recorded during the three and nine months ended September 30, 2025 related to our Refining Solutions reporting unit within our previously reported Ketjen reportable segment.

(4)Costs related to the acquisition, integration and divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three and nine months ended September 30, 2026 were $4.2 million and $6.1 million ($0.03 and $0.04 per share, with no income tax effect due to the impact of valuation allowances), respectively, and for the three and nine months ended September 30, 2025 were $1.9 million and $5.1 million ($1.5 million and $4.0 million after income taxes, or $0.01 and $0.03 per share), respectively.

(5)During the first quarter of 2026, the Company divested its controlling ownership interest in its Refining Solutions business and its full 50% ownership interest in the Eurecat joint venture. As a result of these transactions, the Company recorded a net loss of $52.7 million ($0.39 per share, with no income tax effect due to the impact of valuation allowances), representing the proceeds received less the carrying value as of the transaction dates.

(6)During the first quarter of 2026, the Company completed a $1.3 billion debt tender and redemption, resulting in a gain on early extinguishment of debt of $12.5 million ($0.09 per share, with no income tax effect due to the impact of valuation allowances), representing the repurchase of this debt at a discount, partially offset by tender premiums and redemption fees.

(7)Losses resulting from the net change in fair value of investments in public equity securities, recorded in Other income, net for the three and nine months ended September 30, 2026 of $7.9 million and $6.8 million ($0.06 and $0.05 per share, with no income tax effect due to the impact of valuation allowances), respectively, and for the three and nine months ended September 30, 2025 gains of $8.0 million and $3.1 million ($6.2 million and $2.5 million after income taxes, or $0.05 and $0.02 per share), respectively.

(8)Other adjustments for the three months ended September 30, 2026 included amounts recorded in:
•Cost of goods sold - $11.4 million of expenses related to non-routine labor and compensation related costs that are outside normal compensation arrangements.
•Selling, general and administrative expenses - $1.0 million of expenses related to other costs outside of our regular operations.
After income taxes, these losses totaled $9.0 million, or $0.07 per share.

Other adjustments for the three months ended September 30, 2025 included amounts recorded in:
•Selling, general and administrative expenses - $2.0 million of severance expenses not related to a restructuring plan, $1.4 million of expenses related to the redemption of preferred equity in a Grace subsidiary, $1.4 million related to the write-off of certain fixed assets and $1.3 million of expenses related to certain historical legal matters, partially offset by $1.9 million of gains from the sale of assets not part of our production operations.
•Other income, net - $0.5 million gain resulting from the adjustment of indemnification related to a previously disposed business.
After income taxes, these net losses totaled $3.0 million, or $0.03 per share.

Other adjustments for the nine months ended September 30, 2026 included amounts recorded in:
•Cost of goods sold - $15.3 million of expenses related to non-routine labor and compensation related costs that are outside normal compensation arrangements.
•Selling, general and administrative expenses - $3.9 million charge for a non-income tax audit of a facility no longer controlled by the Company and a net loss of $1.6 million primarily related to other costs outside of our regular operations.
•Other income, net - Primarily related to $3.4 million of charges for asset retirement obligations at a site not part of our operations and a net loss of $1.5 million primarily driven by indemnification charges related to the Eurecat S.A. joint venture sale, partially offset by a $3.9 million gain resulting from the adjustment of indemnification related to previously disposed businesses.
After income taxes, these net losses totaled $17.0 million, or $0.13 per share.

Other adjustments for the nine months ended September 30, 2025 included amounts recorded in:
•Selling, general and administrative expenses - $13.3 million of gains from the sale of assets not part of our production operations, partially offset by $3.8 million of severance expenses not related to a restructuring plan, $1.9 million of expenses related to certain historical legal matters, $1.4 million of expenses related to the redemption of preferred equity in a Grace subsidiary and $1.4 million related to the write-off of certain fixed assets.
•Other income, net - $38.0 million loss resulting from the redemption of preferred equity in a Grace subsidiary and $1.9 million of charges for asset retirement obligations at a site not part of our operations, partially offset by $19.8 million of income from PIK dividends of the preferred equity in a Grace subsidiary prior to redemption and a $2.4 million gain primarily resulting from the adjustment of indemnification related to previously disposed businesses.
After income taxes, these net losses totaled $8.4 million, or $0.07 per share.

(9)Included in Income tax expense (benefit) for the three and nine months ended September 30, 2026 are discrete net tax expenses of $15.3 million and $25.9 million, or $0.11 and $0.19 per share, respectively, primarily related to the impact of foreign tax reserves and foreign return to provisions.

Included in Income tax expense (benefit) for the three and nine months ended September 30, 2025 are discrete net tax expenses of $3.9 million, or $0.03 per share, and $1.9 million, or $0.02 per share, respectively, primarily related to the impact of foreign tax reserves, the change in the Company’s assertion over book and tax basis differences of a foreign entity and changes in certain foreign tax rates.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reporting in accordance with GAAP (in thousands, except percentages).

	Income (loss) before income taxes and equity in net income of unconsolidated investments	Income tax expense (benefit)	Effective income tax rate
Three months ended September 30, 2026
As reported	$133,218	$21,900	16.4%
Non-recurring, other unusual and non-operating pension and OPEB items	45,245	(11,612)
As adjusted	$178,463	$10,288	5.8%

Three months ended September 30, 2025
As reported	$(239,146)	$(30,565)	12.8%
Non-recurring, other unusual and non-operating pension and OPEB items	181,424	1,210
As adjusted	$(57,722)	$(29,355)	50.9%

Nine months ended September 30, 2026
As reported	$829,062	$137,413	16.6%
Non-recurring, other unusual and non-operating pension and OPEB items	150,098	(20,301)
As adjusted	$979,160	$117,112	12.0%

Nine months ended September 30, 2025
As reported	$(267,083)	$(449)	0.2%
Non-recurring, other unusual and non-operating pension and OPEB items	202,805	11,789
As adjusted	$(64,278)	$11,340	(17.6)%

See below for the calculation of operating cash flow conversion and a reconciliation of free cash flow, a non-GAAP measure, to net cash provided by operating activities, the most directly comparable financial measure calculated and reporting in accordance with GAAP. The Company defines operating cash flow conversion as Net cash provided by operating activities from the statement of cash flows divided by adjusted EBITDA, which is a non-GAAP measure. A reconciliation of adjusted EBITDA, the non-GAAP financial measure, from net income (loss) attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reporting in accordance with GAAP, is provided in the above tables (in thousands, except percentages).

Three Months Ended
September 30, 2026
Free cash flow:
Net cash provided by operating activities	$405,796
Less: Capital expenditures	(80,374)
Free cash flow	$325,422

Operating cash flow conversion:
Net cash provided by operating activities	$405,796

Adjusted EBITDA	$645,510

Operating cash flow conversion	63%

See below for the calculation of the net debt to adjusted EBITDA ratio (“Consolidated Leverage Ratio,” as defined in our credit agreement), a non-GAAP financial measure, for the twelve months ended September 30, 2026 (in thousands, except ratio).

Twelve Months Ended
September 30, 2026
Adjusted EBITDA	$2,436,165
Equity in net income of non-Windfield Holdings unconsolidated investments (net of tax)	11,099
Dividends received from non-Windfield Holdings unconsolidated investments	4,691
Consolidated Windfield-Adjusted EBITDA	$2,451,955

Total Albemarle Corporation long-term debt (as reported)	$1,881,352
Unamortized discount and debt issuance costs	41,954
49% Windfield Holdings debt	776,111
Off-balance sheet obligations and other	96,900
Consolidated Windfield-Adjusted Funded Debt	$2,796,317
Less Cash	1,845,999
Less 49% Windfield Holdings cash	126,925
Consolidated Windfield-Adjusted Funded Net Debt	$823,393

Consolidated Leverage Ratio	0.3